Exhibit 10.1

TRANSITION AND TRANSACTION BONUS AGREEMENT

This Transition and Transaction Bonus Agreement (this “Agreement”) by and between Robert S. Wiesenthal (“Executive”) and Blade Air Mobility, Inc., a Delaware corporation (the “Company”), is made effective as of August 1, 2025 (the “Effective Date”) with reference to the following facts:

A.            Pursuant to that certain Equity Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), by and among the Company, Trinity Medical Intermediate II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Blade Urban Air Mobility, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Transferred Subsidiary”), Joby Aviation, Inc. (“Parent”), and Joby Aero, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Buyer”), among other things, the Buyer will acquire the equity interests of the Transferred Subsidiary (together with the other transactions contemplated by the Purchase Agreement, the “Transaction”);

B.            In connection with the Transaction, Executive will commence employment with a subsidiary of Parent and Executive’s employment with the Company will terminate on the Closing Date (as defined in the Purchase Agreement) (the “Termination Date”); and

C.            Executive and the Company want to end their employment relationship amicably and also to establish the rights, duties and obligations of the parties on and after the Termination Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.             Acknowledgments. Executive acknowledges and agrees that, following the Termination Date, Executive shall cease to be an employee of the Company and its affiliates and shall have no further managerial duties or authorities with respect to the Company and its affiliates and, except as is explicitly provided in Section 2(d), Executive shall resign as an officer and director of the Company and each of its affiliates, as applicable, effective as of the Termination Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary to give effect to such resignations.

2.             Chief Executive Officer Employment During Transition Period.

(a)            Duties. During the transition period commencing on the Effective Date and ending on the Termination Date (the “Transition Period”), Executive shall continue to serve as the Company’s Chief Executive Officer and shall perform such duties as Executive has performed for the Company in the role of Chief Executive Officer and such other duties as are reasonably assigned to Executive by the Board of Directors of the Company (the “Board”).

(b)           Salary and Benefits Continuation. During the Transition Period, Executive will continue to be paid a base salary at the rate in effect on the Effective Date in accordance with the Company’s regular payroll procedures, accrue paid vacation, be eligible for employee benefit plans available to senior executives of the Company and continue to vest into outstanding equity compensation awards, in each case, in accordance with their terms. All payments made to Executive during the Transition Period will be subject to required withholding taxes and deductions.

(c)            Restrictive Covenants. Executive reaffirms his obligation to remain in compliance with (i) the restrictive covenants set forth in that certain Fly Blade, Inc. At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement executed by Executive and on September 1, 2015, and (ii) the restrictive covenants set forth in that certain Restrictive Covenant Agreement, dated June 1, 2017, by and among Air Pegasus Heliport, Inc., Fly Blade, Inc. and Executive (such restrictive covenants collectively in the foregoing prongs (i) and (ii), the “Restrictive Covenants”); provided, however, that Executive’s service with Parent or its affiliates shall not violate the Restrictive Covenants to the extent that any such Restrictive Covenant constitutes a covenant not to compete in any respect and the Company agrees to forego any claim of a potential violation of the Restrictive Covenants to the extent that any such Restrictive Covenant constitutes a covenant not to compete due to Executive’s service with Parent or its affiliates.

(d)           Continued Service on Board. Following the Termination Date, Executive shall continue to serve as a member of the Board, but in a non-employee director capacity and shall be appointed as Chairman of the Board with the customary duties thereof, provided that (1) the following duties will be held jointly with the lead independent director to be appointed by the Board following the Termination Date: call and establish agendas for Board and Board committee meetings, preside over Board meetings, and provide strategic oversight, and (2) such lead independent director shall have the sole duty to call and set agendas for meetings of independent directors, serve as liaison between management of the Company and the Board (and, for avoidance of doubt, management shall report to the Board), serve as liaison for stockholders who wish to communicate with the Board, and establish Board protocols when there are conflicts of interest among members of the Board, in each case of the above, until he voluntarily resigns or is removed from such positions in accordance with the Company’s governance documents and applicable law, and shall receive compensation for service as a non-employee director in accordance with the Company’s non-employee director compensation policy as in effect from time to time; provided, further, that any cash compensation shall instead be paid to Executive in the form of additional restricted stock units (“RSUs”) subject to the annual RSU grant (which will be pro-rated for the 2025 service year). If, at any time, Executive’s beneficial ownership of Company common stock drops below 5% of the outstanding shares of Company common stock, the Board may request at any time thereafter that Executive irrevocably tender his resignation as Chairman of the Board (which offer shall be accepted by Executive); provided, that, if Executive’s beneficial ownership of Company common stock drops below 5% of the outstanding shares of Company common stock at any time prior to the 18-month anniversary of the Termination Date, the Board may also request at any time prior to such 18-month anniversary that Executive also irrevocably tender his resignation as a member of the Board.

3.             Final Paycheck; Payment of Accrued Benefits and Expenses. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive any accrued but unpaid base salary through the Termination Date, and other accrued benefits, subject to standard payroll deductions and withholdings (the “Accrued Benefits”). The Company shall also reimburse Executive for all properly incurred but unreimbursed business expenses, through the Termination Date. Executive is entitled to these payments regardless of whether Executive executes this Agreement or the Release of Claims (as defined below).

4.             Transaction Payments and Benefits. Without admission of any liability, fact or claim on the part of either party hereto, the Company hereby agrees, subject to (A) Executive’s execution of this Agreement, (B) Executive’s execution of the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) on the Termination Date and such Release of Claims becoming irrevocable, and (C) Executive’s continued compliance with the Restrictive Covenants (as modified herein), to provide Executive the transaction benefits as follows:

(a)            Pro Rata Annual Bonus. The Company and/or its affiliates shall pay and provide Executive with, no later than two and one-half months after the end of the applicable performance period, a pro-rata portion of the annual bonus payable under the Short-Term Incentive Plan (“STIP”) for the performance period in which the Termination Date occurs, based on the achievement of the actual performance objectives and targets for such performance period (determined in the same manner as other STIP participants) and a fraction, the numerator of which is the number of days during such performance period up to and including the Termination Date and the denominator of which is the number of days in such performance period.

(b)            Transaction Bonus. The Company and/or its affiliates shall pay and provide Executive with a cash transaction bonus in the aggregate amount of $3,750,000 (such aggregate amount, the “Transaction Bonus Amount”) less applicable withholdings and deductions, payable (i) with respect to $750,000 of the Transaction Bonus Amount, within 30 days following the Termination Date and (ii) with respect to the remaining $3,000,000 of the Transaction Bonus Amount, in 36 equal monthly installments over three years following the Termination Date (the “Payment Period”), commencing on the last day of each calendar month following the Termination Date subject to Executive’s continued employment with Parent or its affiliates (except as otherwise provided herein); provided, that, (A) no payment will be made prior to the date on which the Release becomes irrevocable and any payment that would otherwise have been due prior to that date will be paid to Executive in a lump sum no later than the first regularly scheduled payroll date of the Company that occurs following such date, (B) Executive’s entitlement to any unpaid portion of the Transaction Bonus Amount shall cease upon any action by Executive constituting “Director Cause” (as defined below), and (C) in the event that Executive’s employment with Parent or its affiliates is terminated by Parent or its affiliates without Cause (including for this purpose a termination due to Executive’s death or permanent disability) or by Executive for Good Reason (as each such term is defined in Section 4(e) below), Executive shall remain eligible to receive any unpaid portion of the Transaction Bonus Amount, subject to Executive’s continued compliance with the Restrictive Covenants. For the avoidance of doubt, if Executive’s employment with Parent or its affiliates is terminated by Parent or its affiliates for Cause (not including for this purpose death or permanent disability) or by Executive without Good Reason (as each such term is defined in Section 4(e) below), Executive shall not be entitled to receive any then-remaining unpaid portion of the Transaction Bonus Amount. For purposes of this Agreement, “Director Cause” shall mean either of the following occurring on or after the Termination Date: (x) Executive engaging in an act that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company or any of its affiliates, or (y) Executive’s gross misconduct, material act of dishonesty, or fraud, in each case, in connection with his service to as a director to the Company or a material violation of any policy of the Company applicable to Executive in his capacity as a director during his service following the Termination Date, in the case of each of (x) and (y) above, as determined by the Board in its reasonable good faith discretion, and which has not been cured after written notice to Executive, and a reasonable opportunity to be heard by the Board, which cure shall be determined in the Board’s reasonable good faith discretion; provided, that the foregoing shall only apply to actions by Executive in his individual capacity and shall not apply to actions of Parent or the Buyer.

(c)            Incentive Equity Awards.

(i)            Earnout PSUs. That number of performance stock units (“PSUs”) held by the Executive on the Termination Date (the “Earnout PSUs”) as is determined by dividing $3,000,000 by the Company’s closing stock price on the Termination Date (rounded up to the nearest whole PSU) shall remain eligible to vest with such vesting to occur solely in accordance with this Section 4(c)(i) and Section 4(c)(iii). For the avoidance of doubt, the Earnout PSUs shall be those PSUs that are subject to Executive’s 2025 PSU grant and, if the number of PSUs subject to such grant is not sufficient to cover the total number of Earnout PSUs, then the remaining Earnout PSUs shall be a number of PSUs from Executive’s 2024 PSU grant equal to the shortfall. Upon the 18-month anniversary of the Termination Date, subject to the additional terms set forth in Section 4(c)(iii), the number of Earnout PSUs that shall vest will be determined as follows (and all Earnout PSUs that do vest shall settle within five business days following the Company’s receipt of the portion of the Retention Earn-Out Payment payable by the Buyer under the Purchase Agreement that is solely contingent on Executive’s continued service with Parent or its affiliates following the Termination Date): (i) no Earnout PSUs shall vest if the “Adjusted EBITDA” achieved for the “Measurement Period” (each, as defined in Exhibit B to the Purchase Agreement) is at the “Minimum Hurdle” (as defined on Schedule I hereto), (ii) 50% of the Earnout PSUs shall vest if the Adjusted EBITDA achieved for the Measurement Period is at the “50% Hurdle” (as defined in Schedule I hereto), (iii) 100% of the Earnout PSUs shall vest if the Adjusted EBITDA achieved for the Measurement Period is at the “Target Hurdle” (as defined in Schedule I hereto), (iv) 150% of the Earnout PSUs shall vest if the Adjusted EBITDA achieved for the Measurement Period is at the “Maximum Hurdle” (as defined in Schedule I hereto), and (v) if the Adjusted EBITDA achieved for the Measurement Period is between the Minimum Hurdle and the 50% Hurdle, between the 50% Hurdle and the Target Hurdle, or between the Target Hurdle and the Maximum Hurdle, the percentage of Earnout PSUs that will vest will be determined using linear interpolation between such hurdles. Notwithstanding any of the foregoing, in the event that: (1) the Company share price on the 18-month anniversary of the Termination Date is higher than the Company share price on the Termination Date (in each case, determining using a 10-day VWAP), and (2) the Target Hurdle resulting in 100% vesting of the Earnout PSUs is not achieved, then (x) the number of Earnout PSUs to be forfeited shall be calculated by determining the percentage of the Earnout PSUs that will vest in accordance with this Section 4(c)(i) and multiplying the number of unvested Earnout PSUs after applying that percentage by the Company’s closing stock price on the Termination Date using a 10-day VWAP (the “Forfeited Value”) and (y) dividing the Forfeited Value by the Company’s closing stock price on the 18-month anniversary of the Termination Date using a 10-day VWAP (the “Forfeited PSUs”). The number of PSUs equal to the difference between the total number of Earnout PSUs and the number of Forfeited PSUs shall be settled at target performance levels within five business days following the Company’s receipt of the portion of the Retention Earn-Out Payment payable by the Buyer under the Purchase Agreement that is solely contingent on Executive’s continued service with Parent or its affiliates following the Termination Date.

(ii)           Time Awards. Executive’s RSUs and PSUs that are not Earnout PSUs, in each case, that are held by the Executive on the Termination Date (collectively, the “Time Awards”) shall vest and settle solely in accordance with this Section 4(c)(ii) and Section 4(c)(iii), unless following the Termination Date Executive is found to have engaged in Director Cause in accordance with the procedures set forth in Section 4(b). Upon the 18-month anniversary of the Termination Date, subject to the additional terms set forth in Section 4(c)(iii), all unvested Time Awards will vest and settle within five business days following the Company’s receipt of the portion of the Retention Earn-Out Payment payable by the Buyer under the Purchase Agreement that is solely contingent on Executive’s continued service with Parent or its affiliates following the Termination Date.

(iii)           Additional Vesting Terms. (A) Executive’s entitlement to vesting in respect of any unvested Earnout PSUs and Time Awards outstanding as of the Termination Date (collectively, the “Awards”) shall cease upon Executive being found to have engaged in Director Cause following the Termination Date in accordance with the procedures set forth in Section 4(b), (B) in the event that Executive’s employment with Parent or its affiliates is terminated by Parent or its affiliates without Cause (including for this purpose due to Executive’s death or permanent disability) or by Executive for Good Reason (as each such term is defined in Section 4(e) below), Executive shall remain eligible to receive all then remaining unvested Awards in accordance with the terms of Section 4(c)(i) or Section 4(c)(ii), as applicable, subject to Executive’s continued compliance with the Restrictive Covenants, and (C) notwithstanding the foregoing, if the Company does not receive the portion of the Retention Earn-Out Payment payable by the Buyer under the Purchase Agreement that is solely contingent on Executive’s continued service with Parent or its affiliates following the Termination Date, the Awards shall be forfeited for no consideration.

(d)           Flight Benefit. Immediately prior to, and subject to the occurrence of the Closing (as defined in the Purchase Agreement), Executive shall be granted an aggregate of $375,000 of flight credits for personal travel on flights with the Business (as defined in the Purchase Agreement), which flight credits shall, for the avoidance of doubt, be recorded as a liability (and shall be the sole liability) of the Business.

(e)            Certain Definitions. For purposes of this Agreement:

(i)            “Cause” means the occurrence of any of the following: (a) a material act of dishonesty by Executive in the performance of his responsibilities as an employee of Parent or its affiliates that has a material detrimental effect on Parent’s reputation or business; (b) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Executive that has a material detrimental effect on Parent’s reputation or business; (c) Executive’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of Parent or its affiliates or any other party to whom the Executive owes an obligation of nondisclosure as a result of Executive’s relationship with Parent or its affiliates; (d) Executive’s willful breach of any material obligations under any written agreement or covenant with Parent or its affiliates, which, if capable of being cured, has not been cured by the Executive within 30 business days after receiving written notice from Parent or its affiliates describing such breach in detail; or (e) Executive’s willful and material failure to perform Executive’s duties as an employee of Parent or its affiliates (other than as a result of Executive’s physical or mental incapacity) after Executive has received a written demand for performance that specifically sets forth the factual basis for the determination that Executive has not substantially performed his duties and has failed to cure such non-performance within 30 business days after receiving such notice. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of Parent or required by law. Any act, or failure to act, based upon authority or instructions given to Executive pursuant to a direct instruction from Parent’s chief executive officer or based on the advice of counsel for Parent will be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interest of Parent.

(ii)           “Good Reason” means the occurrence of one or more of the following without the Executive’s express prior written consent: (a) a material reduction in Executive’s compensation with Parent or its affiliates, (b) a material reduction in Executive’s title, duties, responsibilities or authority in his employment with Parent or its affiliates, (c) failure of Executive to report directly and exclusively to Parent’s Chief Executive Officer, (d) Parent’s or its affiliates’ breach of any material obligations under any written agreement it has with Executive, including failure to pay any amount of agreed compensation when due, or (e) a relocation of the principal place at which Executive must perform services by more than 30 miles. In order to establish Good Reason, Executive must provide Parent with notice of the event giving rise to Good Reason within 30 days of the occurrence of such event, the event shall remain uncured 30 days thereafter and Executive must actually terminate service within 30 days following the end of such cure period.

(f)            Taxes.   Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(g)           No Entitlement to Separation Benefits. Executive acknowledges and agrees that he is not entitled to any severance or other termination benefits under the Company’s Change in Control Severance Plan, the Employment Agreement or otherwise, including, without limitation, any right to subsidized continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and that the payments and benefits referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5.             Attorneys’ Fees. Following the Termination Date, the Company shall pay (as soon as reasonably practicable following the Company’s receipt of an invoice from Executive), to the extent permitted by law, all reasonable legal fees and expenses for advice and representation that Executive reasonably incurred as a result of evaluating and negotiating the terms of this Agreement (and the other documents referenced herein); provided, that the Company will not reimburse any amount in excess of $75,000.

6.            Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Delaware.

7.            Miscellaneous. The Company and Executive acknowledge that the termination of Executive’s employment with the Company is intended to constitute an “involuntary separation from service” for purposes of Section 409A and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by all parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.            Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

9.            Maintaining Confidential Information. Executive reaffirms his obligations with respect to the Restrictive Covenants, including any confidentiality obligation therein. Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with the Restrictive Covenants; provided, however, that Executive’s service with Parent and its affiliates shall not violate the Restrictive Covenants to the extent that any such Restrictive Covenant constitutes a covenant not to compete in any respect and the Company agrees to forego any claim of a potential violation of the Restrictive Covenants to the extent that any such Restrictive Covenant constitutes a covenant not to compete due to Executive’s service with Parent and its affiliates. For the avoidance of doubt, nothing in this Agreement or the Employment Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity (including receiving an award for information provided to any governmental agencies or entities), including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, that Executive may not intentionally disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

10.          Executive’s Cooperation. After the Termination Date, Executive shall at all times cooperate with the Company and its affiliates, as reasonably necessary and upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s service with Parent and its affiliates, personal schedule, or ability to engage in gainful employment, and that the Company shall reimburse Executive any reasonable out-of-pocket costs (including, with prior approval in writing from the Company, reasonable attorneys’ fees and costs) Executive incurs in providing such cooperation.  Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any suit, action, proceeding, investigation, defense or claim that arises out of or relates to a dispute between Executive and any of the Released Parties (as defined in the Release of Claims).

11.          Effectiveness. In the event the Closing does not occur or the Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be null and void and of no further force or effect.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Transaction Bonus Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: August 1, 2025
/s/ Robert S. Wiesenthal
Robert S. Wiesenthal

BLADE AIR MOBILITY, Inc.

	By:	/s/ Melissa M. Tomkiel
	Name:	Melissa M. Tomkiel
	Title:	President and General Counsel

[Signature Page to Transition and Transaction Bonus Agreement]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

I, Robert S. Wiesenthal, in consideration of and subject to the performance by Blade Air Mobility, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Transition and Transaction Bonus Agreement by and between the Company and me, dated as of August 1, 2025 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and each of its affiliates, subsidiaries and direct or indirect parent entities and all their present, former and future directors, officers, agents, representatives, employees, successors and assigns (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.            I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.            Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). This release does not extend to any vested benefits that I may have as of the date of termination with respect to any retirement, welfare or other benefit plan of the Company, including my rights under the Employee Retirement Income Security Act of 1974, as amended (such as any vested account balance in the Company’s 401(k) Plan).

3.            I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.            I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.            I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any transaction benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates, including my post-termination right to exercise vested options, (iv) my rights to enforce the Agreement or this General Release; or (v) any rights or claims that may not be waived under applicable law.

6.            In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.            I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.            I agree that if I violate this General Release by suing the Company or any other Released Parties other than for Claims that I have not released under the terms of this General Release, I will immediately repay all payments of the Transaction Bonus Amount received by me pursuant to Section 4(b) of the Agreement (in addition to any amounts payable or other relief awarded to the Company by a court or arbitrator), it being understood and agreed that (i) this will not affect the validity or enforceability of this General Release, (ii) immediate and automatic repayment of all payments of the Transaction Bonus Amount will not apply if I initiate a lawsuit against the Company to remedy nonperformance of its obligations under the Agreement or this General Release, and (iii) this General Release does not release claims for events occurring after its execution.

9.            I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law or as otherwise provided in the Agreement, and I will instruct each of the foregoing not to disclose the same to anyone.

10.          Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.          I acknowledge and agree that I am not entitled to and will not seek employment, reemployment, and/or reinstatement with the Released Parties unless contacted by the Company for employment or recruiting purposes.

12.          I hereby acknowledge that Sections 2(c), 2(d), 4, 5, 6, 7, 8, 9 and 10 of the Agreement shall survive my execution of this General Release and shall apply to this General Release to the extent applicable.

13.          I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14.          Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any (i) rights or claims arising out of any breach by the Company or by any Released Party of the Agreement, or other act or omission, in any case after the date hereof, (ii) rights or claims that cannot be waived by law, (iii) vested rights I may have under the employee benefit plans, programs, or policies of the Company, (iv) my rights as an equity or security holder in the Company, including my post-termination right to exercise vested options, or (v) rights or claims for indemnification as provided by and in accordance with the terms of the Company’s by-laws, by contract, or as a matter of law or any right or claim pursuant to an insurance policy providing such coverage.

15.          Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.            I HAVE READ IT CAREFULLY;

2.            I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.            I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.            I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.            I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.            I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.            I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.            I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

SCHEDULE I

CERTAIN DEFINED TERMS

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